Exhibit 107
Calculation of Filing Fee Tables
424(b)(7)
(Form Type)
Alkami Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(r)	8,625,000(1)	$35.58(2)	$306,877,500.00	0.00015310	$46,982.95(3)	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-		-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$306,877,500.00		$46,982.95
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$46,982.95
(1)The amount registered includes 1,125,000 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the price shown is the average of the high and low sales price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on November 4, 2024.
(3)Calculated in accordance with Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-281373) filed by the Registrant on August 8, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.